Exhibit 21

WMI HOLDINGS CORP. & SUBSIDIARIES

ENTITY	DOMICILE

WMI Holdings Corp.	Washington

Subsidiaries

WM Mortgage Reinsurance Company, Inc.	Hawaii

WMI Investment Corp.	Delaware